Exhibit 8.1

November __, 2021	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1 415 773 5700 orrick.com

Dave Inc.

1265 South Cochran Avenue

Los Angeles, CA 90019

Ladies and Gentlemen:

We have acted as counsel to Dave Inc., a Delaware corporation (“Dave”), in connection with the contemplated Mergers set forth in the Agreement and Plan of Merger (the “Merger Agreement”) made and entered into as of June 7, 2021, as amended from time to time, by and among VPC Impact Acquisition Holdings III, Inc., a Delaware corporation (“Parent”), Bear Merger Company I Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“First Merger Sub”), Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Second Merger Sub”), and Dave Inc., a Delaware corporation, and described in the Registration Statement (“Registration Statement”) on Form S-4 initially filed by Parent on October 6, 2021, as further amended. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement, the Registration Statement, and such other documents and matters of law and fact as we have considered necessary or appropriate. We have assumed that (i) the Mergers will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement), (ii) the facts and statements concerning the Mergers and the parties thereto set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, Second Effective Time and thereafter where relevant, (iii) the statements and representations made by Dave, Parent, First Merger Sub and Second Merger Sub in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, Second Effective Time and thereafter where relevant, (iv) any statements and representations made in the Merger Agreement, the Registration Statement or the Officer’s Certificates qualified by knowledge, materiality, intention, belief or any other similar qualification, are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time, Second Effective Time and thereafter where relevant, in each case as if made without such qualifications, and any statement regarding intention of the parties, that such actions will be performed in accordance with such intentions, (v) the parties to the Merger Agreement have complied with and will continue to comply with, their respective

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covenants and agreements contained in the Merger Agreement and all covenants contained in the Officer’s Certificates will be performed without waiver or breach of any material provision thereof, (vi) there will be no change in applicable United States federal income tax law from the date hereof through the First Effective Time and Second Effective Time, and (vii) Dave, Parent, First Merger Sub and Second Merger Sub will treat and report the Mergers as an integrated transaction and a single “reorganization” within the meaning of Section 368(a) of the Code. If any of the above-described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is different from the manner described in the Merger Agreement and the Registration Statement, our opinion as expressed below may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we are of the opinion that the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations of the Mergers to Holders of Dave Capital Stock that are United States Persons,” insofar as such discussion relates to statements of United States federal income tax law, is accurate in all material respects.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform Dave of any such change or inaccuracy that may occur or come to our attention after the date hereof. In addition, our opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that

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we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

ORRICK, HERRINGTON & SUTCLIFFE LLP